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                                                                   Exhibit 10.17

                       FIRST AMENDMENT TO CREDIT AGREEMENT

         THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of December 11, 2002, by and between DIONEX CORPORATION, a California corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

                                    RECITALS

         WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of November 13, 2000, as amended from time to time ("Credit Agreement").

         WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

         1. Section 1.1. (a) is hereby amended by deleting "December 31, 2002" as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date "December 31, 2004," with such change to be effective upon the execution and delivery to Bank of a promissory note substantially in the form of Exhibit A attached hereto (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

         2. Section 1.2. (a) is hereby amended (i) by deleting "Thirteen Million Dollars ($13,000,000.00)" as the maximum principal amount available under the Standby Letter of Credit, and by substituting for said amount "Nine Million Five Hundred Thousand Dollars ($9,500,000.00) and (ii) by deleting "December 31, 2002" as the last date any such Standby Letter of Credit may expire, and by substituting for said date "January 31, 2004."

         3. Section 4.9. (b) is hereby deleted in its entirety, and the following substituted therefor:

                           "(b)     Tangible Net Worth not at any time less than
                  $95,000,000.00, determined as of the end of each fiscal quarter, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity less any intangible assets."

         4. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.



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         5.       Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

                                             WELLS FARGO BANK,
DIONEX CORPORATION                             NATIONAL ASSOCIATION

By: /s/ Craig A. McCollam                    By: Ramesh M. Kapadia
    ---------------------                        ----------------------------
Title: Vice President and Chief                         for Eric C. Houser
         Financial Officer                               Vice President